GOLDEN RETIREMENT
  SAVINGS PROGRAM

  Financial Statements for the Years
  Ended December 31, 1994 and 1993 and
  Independent Auditors' Report





GOLDEN RETIREMENT SAVINGS PROGRAM

TABLE OF CONTENTS


                                                                  Page

INDEPENDENT AUDITORS' REPORT                                       1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1994 and 1993                                     2

  Statements of Changes in Net Assets Available for Benefits -
    Years ended December 31, 1994 and 1993                         3

  Notes to Financial Statements                                   4-11

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST.
  AS A RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED
  BECAUSE THEY ARE INAPPLICABLE UNDER THE DEPARTMENT
  OF LABOR'S RULES AND REGULATIONS.





INDEPENDENT AUDITORS' REPORT


Benefit Plans Administration Committee
  Western Publishing Company, Inc.:

We have audited the accompanying statements of net assets available for benefits of Golden Retirement Savings Program as of December 31, 1994 and 1993, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1994 and 1993, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE, LLP
Milwaukee, Wisconsin

April 21, 1995



GOLDEN RETIREMENT SAVINGS PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1994 AND 1993

                                                       1994            1993

ASSETS:
 Investments in Western
  Publishing Group, Inc. Master
  Retirement Trust pooled investment
   accounts  (Notes 3 and 4):
    Investment funds                               $ 2,895,585     $ 8,574,837
    Guaranteed investment contracts                 25,166,596      17,737,713
    Parent company stock                               451,051         963,135
    Loans receivable from participants               1,446,781       1,425,192
    Accrued income receivable                           95,927          79,092
 Contributions receivable:
  Western Publishing Company, Inc.                      10,417          70,547
  Participants                                         198,176         220,260
                                                   -----------     -----------
      Total assets                                  30,264,533      29,070,776
                                                   -----------     -----------

LIABILITIES:
 Payable to third parties                               43,791          28,689
                                                   -----------     -----------
NET ASSETS AVAILABLE FOR BENEFITS                  $30,220,742     $29,042,087
                                                   ===========     ===========

See notes to financial statements.

GOLDEN RETIREMENT SAVINGS PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                  1994            1993

Investment income - Increase in equity
 of allocable portion of Western Publishing
Group, Inc. Master Retirement Trust pooled
investment accounts - (Notes 3 and 7):
  Interest                                      $ 1,370,732      $1,554,415
  Dividends                                         324,364         181,828
  (Depreciation) appreciation on pooled
  investment accounts                              (856,321)         32,483
Contributions:
  Western Publishing Company, Inc.                  709,867         843,875
  Participants                                    2,100,388       2,366,834
                                                -----------     -----------

    Total additions                               3,649,030       4,979,435
                                                -----------     -----------

Payments to or on behalf of participants          2,355,925       1,584,775
Administrative expenses                             114,450         106,132
                                                -----------     -----------

    Total deductions                              2,470,375       1,690,907
                                                -----------     -----------

    Net increase                                  1,178,655       3,288,528

Net assets available for benefits:
  Beginning of year                              29,042,087      25,753,559
                                                -----------     -----------

  End of year                                   $30,220,742     $29,042,087
                                                ===========     ===========



See notes to financial statements.

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994 and 1993


1.  THE PLAN

    Golden Retirement Savings Program (the "Plan") is a contributory defined contribution plan offered to all eligible employees of Western Publishing Company, Inc.
    (the "Company") and eligible employees of any United
    States subsidiary of the Company which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on July 1, 1987 and conforms with the requirements of the Employee Retirement Income Security Act of 1974
    ("ERISA").

    An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

      a. Is a member of a group of employees to which the Plan has been and continues to be extended by the participating company ("employer"), either unilaterally or through collective bargaining; and

      b.     Has completed six months of continuous
             employment (as defined in the Plan).

    Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution
    ("income deferral" and "participant") is limited to 16% of compensation. Income deferral contributions were limited to no more than $9,240 in 1994 and $8,994 for 1993 in accordance with the Internal Revenue Code ("Code").

    Each participating employer contributes to the Plan an amount equal to 50% of the first 6% of income deferral contributions made by or on behalf of the participant. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1994 and 1993 totalled $60,837 and $10,329, respectively.

    Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant are invested (in proportions designated by the participant) in one or more of the following funds:

GOLDEN RETIREMENT SAVINGS PROGRAM

                                        Number of Participants
                                        Invested in Fund at
               Fund Type                 December 31, 1994

           Conservative Equity Fund             346
           Aggressive Equity Fund               322
           Interest Accumulation Fund         1,247
           Parent Company Stock Fund            284

    Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

    If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:

                                    Vested Percentage
        Years of Continuous            of Employer
             Employment            Contribution Account

             Less than 1                   0%
             1 but less than 2            25%
             2 but less than 3            50%
             3 but less than 4            75%
             4 or more                   100%


    Balances in a participant's income deferral contribution account, participant contribution account and prior plan account are fully vested at all times.

    In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

    When a participant's employment terminates for any reason, all vested Plan Credits of the participant will be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

GOLDEN RETIREMENT SAVINGS PROGRAM

      a.     By a lump-sum distribution of any or all Plan
             Credits.

      b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

    A participant may elect to defer distribution of vested
    Plan Credits until age 70-1/2.

    No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. In addition, effective July 1, 1988 participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months (360 months for loans made prior to October 18, 1989). Generally, loan repayments are made by payroll deduction.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Accounting - The accompanying financing statements have been prepared on the accrual basis for accounting.

    Investments - The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

    Valuation of Investments - Investments in the Master
    Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

    Expenses - Plan expenses, such as trustee and accounting fees, are charged to the Plan.

    Benefits Payable - In 1993, the Plan changed its method of accounting for benefits payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans. The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. Net assets available for benefits included benefits of $1,107,068 and $160,070 due to participants who have withdrawn from participation in the Plan as of December 31, 1994, and 1993, respectively.

GOLDEN RETIREMENT SAVINGS PROGRAM

3.  INVESTMENTS IN MASTER TRUST

    Investments in the Master Trust at December 31, 1994 and
    1993 were as follows:

                                                     1994          1993
                                                   (Dollars in Thousands)

    Guaranteed investment contracts                $ 77,725      $ 54,077
    Pooled investment funds                          26,821        51,480
    Common stock                                      1,610         3,602
                                                   --------      --------
    Total investments                              $106,156      $109,159
                                                   ========      ========

    The net investment gain of the Master Trust for the years ended December 31, 1994 and 1993 was as follows:

                                                     1994          1993
                                                   (Dollars in Thousands)

    Interest and Dividends                         $  6,129      $  6,425
    (Depreciation) appreciation in fair
      value of investments                           (4,024)        1,404
    Administrative expenses                            (453)         (402)

                                                   --------      --------
    Net investment gain                            $  1,652      $  7,427
                                                   ========      ========

    The Plan's interest in the Master Trust as a percentage of net assets of the Master Trust was approximately 27% and 25% at December 31, 1994 and 1993, respectively.

4.  INVESTMENTS

    Investments in pooled investment funds at December 31, 1994 and 1993 were as follows:

                                              1994                   1993
                                      -------------------    -----------------------
                                       UNITS   FAIR VALUE     UNITS       FAIR VALUE
    Conservative Equity Fund
      (Evergreen Total Return Fund)    88,049  $1,499,470       68,486   $ 1,343,705
    Aggressive Equity Fund (Evergreen
      Fund)                           115,236   1,386,290       90,663     1,287,415
    Bankers Trust Pyramid Directed
      Account Cash Fund                 9,825       9,825    5,943,717     5,943,717
                                               ----------                -----------
                                               $2,895,585                $ 8,574,837
                                               ==========                ===========

                                      -7-

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Investments in guaranteed investment contracts at December
31, 1994 and 1993 were as follows:

                                      1994         1993
   Principal Mutual Life
     Insurance Company              $3,915,676   $4,188,938
     Contract #GA4-6187-2
   New York Life Insurance
     Company                         3,626,593    4,013,043
     Contract #GA-06701-2-2
   Allstate Life Insurance
     Company                         3,617,030    3,857,719
     Group Annuity Contract #GA-
     5343-2
   John Hancock Mutual Life
     Insurance Company               3,963,771
     Contract #GAC-7313-1
   CNA Insurance Company

     Contract #12732-016                          3,666,600
   New York Life Insurance
     Company                         1,879,800    2,011,413
     Contract #GA-06701-2
   Metropolitan Life Insurance
     Company                         3,470,292
     Contract #GA-13981-169
   Metropolitan Life Insurance
     Company                         1,264,372
     Contract #GA-13823-169
   Hartford Life Insurance
     Company
     Contract #GA-10145-A            3,429,062
                                   -----------  -----------

                                   $25,166,596  $17,737,713
                                   ===========  ===========

    Investments in parent company stock at December 31, 1994 and 1993 were as follows:

                                              Fair
                                  Shares     Value
     Western Publishing Group, Inc.
       common stock:
         December 31, 1994        47,479    $451,051
                                            ========

         December 31, 1993        50,033    $963,135
                                            ========

GOLDEN RETIREMENT SAVINGS PROGRAM

    Transactions in the common stock of Western Publishing
    Group, Inc. were as follows:

                                 1994                  1993
                           -----------------     -----------------
                           Shares    Amount      Shares     Amount

     Aggregate purchases   14,411   $175,595     23,096   $366,846
                                    ========              ========

     Aggregate sales and
       distributions to
       participants        16,965   $267,499      2,070   $ 34,220
                                    ========              ========


5.  INTERNAL REVENUE SERVICE STATUS


    The Internal Revenue Service has determined and informed the Company by a letter dated July 27, 1989, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The plan has been amended since receiving the determination letter and subsequent to December 31, 1994, the Company filed the amended Plan with the Internal Revenue Service for the purpose of obtaining an updated determination letter. However, the plan administrator believes that the plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

6.  TERMINATION OF THE PLAN

    In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

GOLDEN RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. CHANGES IN NET ASSETS BY FUND:

   Plan participants have the ability to self-direct employee and certain employer contributions into any of the funds described in Note 1. Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                                          Interest
                                          Conservative   Aggressive     Parent Company   Accumulation
                                          Equity Fund    Equity Fund      Stock Fund         Fund        Loan Fund       Total
Investment income:
 Interest                                 $      138     $      140       $      743     $ 1,271,978    $   97,733    $ 1,370,732
 Dividends                                   108,427        215,937                                                       324,364
 Depreciation on pooled
  investment accounts                       (201,820)      (208,624)        (445,877)                                    (856,321)
                                          ----------     ----------       ----------     -----------    ----------    -----------
   Total investment income (loss)            (93,255)         7,453         (445,134)      1,271,978        97,733        838,775

Contributions:
 Western Publishing
   Company Inc.                               70,740         50,310           34,771         554,046                      709,867
 Participants                                216,268        170,599          112,896       1,600,625                    2,100,388
Transfers of assets from (to)
 other funds                                (119,647)       (39,225)         (24,670)         51,785       131,757
                                          ----------     ----------       ----------     -----------    ----------    -----------
   Total additions                            74,106        189,137         (322,137)      3,478,434       229,490      3,649,030
                                          ----------     ----------       ----------     -----------    ----------    -----------
Payments to or on behalf
 of participants                              54,692         85,748           58,247       1,961,833       195,405      2,355,925
Administrative expenses                        3,758          3,823            2,065         104,804                      114,450
                                          ----------     ----------       ----------     -----------    ----------    -----------
   Total deductions                           58,450         89,571           60,312       2,066,637       195,405      2,470,375
                                          ----------     ----------       ----------     -----------    ----------    -----------
   Net decrease                               15,656         99,566         (382,449)      1,411,797        34,085      1,178,655

Net assets available for benefits:
 Beginning of year                         1,472,907      1,299,394          852,469      23,992,125     1,425,192     29,042,087
                                          ----------     ----------       ----------     -----------    ----------    -----------
 End of year                              $1,488,563     $1,398,960       $  470,020     $25,403,922    $1,459,277    $30,220,742
                                          ==========     ==========       ==========     ===========    ==========    ===========

GOLDEN RETIREMENT SAVINGS PROGRAM

Net assets at December 31, 1993 and the changes in net assets available for benefits for the year then ended were as follows:


                                                                                        Interest
                                 Conservative        Aggressive    Parent Company     Accumulation
                                 Equity Fund        Equity Fund      Stock Fund           Fund           Loan Fund       Total
Investment income:
 Interest                        $   14,442         $       98       $      712        $ 1,437,019      $  102,144    $ 1,554,415
 Dividends                          121,673             60,155                                                            181,828
 Appreciation (depreciation) on
   pooled investment accounts        (7,868)            14,321           26,030                                            32,483
                                 ----------         ----------       ----------        -----------      ----------    -----------
    Total investment
     income                         128,247             74,574           26,742          1,437,019         102,144      1,768,726

Contributions:
 Western Publishing
  Company, Inc.                      62,292             61,821           50,787            668,975                        843,875
 Participants                       170,581            180,852          141,856          1,873,545                      2,366,834
Transfers of assets from (to)
 other funds                        187,194            (94,329)          76,847           (167,048)         (2,664)
                                 ----------         ----------       ----------        -----------      ----------    -----------
    Total additions                 548,314            222,918          296,232          3,812,491          99,480      4,979,435
                                 ----------         ----------       ----------        -----------      ----------    -----------
Payments to or on behalf
 of participants                     22,992             17,879           19,194          1,507,844          16,866      1,584,775
Administrative expenses               3,573              3,780            2,034             96,745                        106,132
                                 ----------         ----------       ----------        -----------      ----------    -----------
    Total deductions                 26,565             21,659           21,228          1,604,589          16,866      1,690,907
                                 ----------         ----------       ----------        -----------      ----------    -----------
    Net increase                    521,749            201,259          275,004          2,207,902          82,614      3,288,528

Net assets available
 for benefits:
  Beginning of year                 951,158          1,098,135          577,465         21,784,223       1,342,578     25,753,559
                                 ----------         ----------       ----------        -----------      ----------    -----------
  End of year                    $1,472,907         $1,299,394       $  852,469        $23,992,125      $1,425,192    $29,042,087
                                 ==========         ==========       ==========        ===========      ==========    ===========

                                                                                                                      (Concluded)